[Letterhead of Piper Rudnick LLP]


                                                               Exhibit 5.1


                                December 31, 2002




LEXINGTON CORPORATE PROPERTIES TRUST
355 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

      We have acted as special Maryland counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Trust (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of 17,901 shares of common shares (the "Shares"), par value $.0001 per share, of the Trust (the "Common Shares") to be issued in exchange for the redemption of an equal number of OP units issued by Lepercq Corporate Income Fund, L.P., an operating partnership subsidiary of the Trust (the "Operating Partnership"). This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

      In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

      (a) The Declaration of Trust of the Trust (the "Declaration of Trust"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT").

      (b) The By-Laws (the "By-Laws") of the Trust, as amended and restated and in effect on the date hereof.

      (c) The Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement").

      (d)   The Registration Statement.

      (e) The minutes of proceedings of the Board of Trustees of the Trust or a committee thereof relating to the organization of the Trust and the authorization and the issuance of the Shares.


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                                           LEXINGTON CORPORATE PROPERTIES TRUST
                                                              December 31, 2002
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      (f)   A short-form Good Standing Certificate for the Trust, dated a recent date, issued by the MSDAT.

      (g) An Officer's Certificate (the "Certificate") of the Trust, dated the date hereof, as to certain factual matters.

      (h) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

      In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, trust or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate.

      Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations set forth below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

            (1) The Trust has been duly formed and is validly existing as a statutory real estate investment trust in good standing under the laws of the State of Maryland.

            (2) The Shares have been duly authorized and, upon exchange for the OP units of the Operating Partnership in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid, and non-assessable.

      The opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

            (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.


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                                           LEXINGTON CORPORATE PROPERTIES TRUST
                                                              December 31, 2002
                                                                         Page 3


            (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

            (c) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

            (d) We assume that the issuance of the Shares will not cause (i) the Trust to issue Common Shares in excess of the number of Common Shares authorized by the Trust's Declaration of Trust at the time of their issuance or (ii) any person to violate any of the Ownership Limit provisions of the Trust's Declaration of Trust (as defined in Article Ninth thereof).

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement We hereby and to the reference to our firm under the heading "Legal Matters" in the Registration Statement relating to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,


                                /s/ Piper Rudnick LLP